Exhibit 10.28

AMENDMENT NO. 1

TO THE AMERICAN GREETINGS CORPORATION

OUTSIDE DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, American Greetings Corporation (the “Company”) currently maintains the American Greetings Corporation Outside Directors’ Deferred Compensation Plan (the “Plan”), which was adopted effective January 1, 2005; and

WHEREAS, Section 8.1 of the Plan permits the Company to amend the Plan retroactively or otherwise, in any manner that it deems advisable, by a resolution of the Board of Directors of the Company (the “Board”) or a committee thereof; and

WHEREAS, by resolution adopted on December 8, 2011, the Compensation and Management Development Committee of the Board determined to amend the Plan as contemplated in this Amendment No. 1.

NOW, THEREFORE, the Plan is hereby amended as set forth below to reflect the amendments adopted on December 8, 2011. Unless otherwise noted, all provisions of this Amendment No. 1 to the Plan are effective as of January 1, 2012.

1. The Plan is hereby amended to add a new Article IX to read as follows:

“ARTICLE IX

PLAN FREEZE

Section 9.1 General Provision. As described in more detail in this Article IX, effective as of January 1, 2012, the Company amended the Plan to freeze participation and contributions.

Section 9.2 No Additional Participants. Effective December 8, 2011, no new directors or other individuals will be eligible to participate in the Plan or otherwise become Participants as contemplated by Article III of the Plan.

Section 9.3 Freezing of Future Deferrals. Except as set forth in this Article IX, effective December 8, 2011, Directors who are Participants as of December 8, 2011 shall no longer be permitted to (i) defer Compensation to be earned or paid during calendar 2012 or thereafter under the Plan, or (ii) make new deferral elections under the Plan. Notwithstanding the foregoing, any deferral elections made pursuant to the terms of the Plan, including any Agreement entered in connection therewith, prior to December 8, 2011, will continue to be honored even if such election results in the deferral of Compensation that would otherwise be earned or paid during calendar 2012.

Section 9.4 Re-Deferrals. Any amounts previously deferred into the Plan by Participants as of January 1, 2012, will remain deferred in accordance with existing deferral elections, including any related Agreements, and may, if applicable, be re-deferred in accordance with the terms of the Plan, including, without limitation, the Agreement procedures set forth in Article III of the Plan.

Section 9.5 Miscellaneous.

(a) Existing Account Balances. No amendment shall, without the Participant’s or beneficiary’s, as the case may be, consent, affect the amount of the Participant’s Deferred Compensation Benefit at the time the amendment becomes effective or the right of the Participant to receive such benefits.

(b) No Further Amendment. Except as set forth in this Article IX, the Plan shall remain in full force and effect, provided that the balance of the Plan shall be deemed revised, mutatis mutandis, to reflect the terms of this Article IX.”

[signature on following page]

IN WITNESS HEREOF, the Company has caused this Amendment No. 1 to the American Greetings Corporation Outside Directors’ Deferred Compensation Plan to be executed on this 19th day of January, 2012.

AMERICAN GREETINGS CORPORATION

By:	/s/ Brian T. McGrath
Name: Brian T. McGrath
Title: Senior Vice President, Human Resources